Exhibit 6.2

NON-EXCLUSIVE LICENSE AGREEMENT

BETWEEN

THE JOHNS HOPKINS UNIVERSITY

&

VIRTUOSO SURGICAL, INC.

JHU Agreement: A29889

May 3, 2016

NON-EXCLUSIVE LICENSE AGREEMENT- FOR SALES

This Non-Exclusive License Agreement (hereinafter “Agreement”) is entered into by and between The Johns Hopkins University (hereinafter “JHU”), a corporation of the State of Maryland, having a principal place of business 3400 N. Charles Street, Baltimore, Maryland 21218-2695 and, Virtuoso Surgical, Inc. (hereinafter “Company”), a Tennessee corporation having an address at 5701 Old Harding Pike; Suite 200; Nashville, TN 37205. The parties hereto agree as follows:

1.                  BACKGROUND

1.1	In the course of a fundamental research program at JHU, a valuable invention entitled Active Cannulas for Bio-Sensing and Surgical Intervention (JHU Ref. C04873) was developed by Drs. Robert Webster, III, Noah Cowan, Allison Okamura, and Russell Taylor (hereinafter “Inventors”).

1.2	JHU has acquired all right, title and interest, with the exception of certain retained rights by the United States government, in said invention but is without the capacity to commercially develop, manufacture and distribute products and methods which embody the invention.

1.3	Company is interested in providing such commercial products and methods to third parties on a non-exclusive basis and agrees to comply with the terms and conditions in this Agreement.

1.4	All references to particular Exhibits or Paragraphs shall mean the Exhibits to, and Paragraphs of, this Agreement, unless otherwise specified.

2.                  DEFINITIONS

2.1	“EFFECTIVE DATE” of this Agreement shall mean the date the last party hereto has executed this Agreement.

2.2	“LICENSED FIELD” shall mean Cannulated Surgical Intervention.

2.3	“LICENSED PRODUCT(S)” as used herein in either singular or plural shall mean any material, compositions, or other product, the manufacture, use or sale of which would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of a claim of PATENT RIGHT(S) (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe).

2.4	“LICENSED SERVICE(S)” as used herein in either singular or plural shall mean the performance on behalf of a third party of any method including cannulated surgical intervention or the manufacture of any product or the use of any product which would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of a claim of the PATENT RIGHT(S), (infringement shall include, but not be limited to, direct, contributory or inducement to infringe).

May 3, 2016

2.5	“NET SALES” shall mean gross sales revenues and fees billed by Company from the sale of LICENSED PRODUCT(S) less trade discounts allowed, refunds, returns and recalls, and sales taxes. In the event that Company sells a LICENSED PRODUCT(S) in combination with other ingredients or substances or as part of a kit, the NET SALES for purposes of royalty payments shall be based on the sales revenues and fees received from the entire combination or kit.

2.6	“NET SERVICE REVENUES” shall mean gross service revenues and fees billed by Company for the performance of LICENSED SERVICE(S) less sales and/or use taxes imposed upon and with specific reference to the LICENSED SERVICE(S). In the event that Company sells a LICENSED SERVICE(S) in combination with other services or substances or as part of a kit, the NET SERVICE REVENUES for purposes of royalty payments shall be based on the sales revenues and fees received from the entire combination.

2.7	“PATENT RIGHT(S)” shall mean, collectively, JHU’s interest in those set forth in EXHIBIT C of this Agreement and the inventions disclosed and claimed therein, and all continuations, divisions, and reissues based thereof, and any corresponding foreign patent applications, and any patents, or other equivalent foreign PATENT RIGHT(S) issuing, granted or registered thereon.

3.                  GRANT

3.1	License Granted: Subject to the terms and conditions of this Agreement and to non-exclusive license agreements executed prior to the EFFECTIVE DATE, JHU hereby grants to the Company a non-exclusive, non-transferable license to make, have made, import, offer for sale and sell the LICENSED PRODUCT(S) and the LICENSED SERVICE(S) in the United States and worldwide under the PATENT RIGHT(S) in the LICENSED FIELD.

3.2	No Sublicensing: Company shall not sublicense to others under this Agreement, nor extend the rights granted hereunder to any affiliated company.

4.                  PAYMENTS, ROYALTY AND REPORTING

4.1	License Fee: As consideration for JHU’s grant of a License to Company under this Agreement, Company shall pay to JHU a license fee, cash and equity, as set forth in Exhibit A within thirty (30) days of the EFFECTIVE DATE. The license fee is nonrefundable and shall not be credited against royalties or other fees.

4.2	Minimum Annual Royalties: Company shall pay to JHU minimum annual royalties as set forth in Exhibit A. These minimum annual royalties shall be due within thirty (30) days of each anniversary of the EFFECTIVE DATE beginning with the first anniversary. Running royalties accrued under Paragraph 4.3 and paid to JHU during the one year period preceding an anniversary of the EFFECTIVE DATE shall be credited against the minimum annual royalties due on that anniversary date.

May 3, 2016

4.3	Running Royalties: Company shall pay to JHU, a running royalty as set forth in Exhibit A, for each LICENSED PRODUCT(S) sold and each LICENSED SERVICE(S) provided, based upon NET SALES and NET SERVICE REVENUES respectively, for the term of this Agreement. Such payments shall be made within thirty (30) days of the end of each calendar quarter following first commercial sale of LICENSED PRODUCT or providing LICENSED SERVICES. All non-US taxes related to LICENSED PRODUCT(S) and LICENSED SERVICE(S) sold under this Agreement shall be paid by Company and shall not be deducted from royalty or other payments due to JHU.

4.4	Reporting and Payments: Upon achieving first commercial sale of LICENSED PRODUCTS and LICENSED SERVICES, Company shall provide a quarterly royalty report, substantially in the format of Exhibit B, accompanying each royalty payment as required in Paragraph 4.3. Royalty reports shall disclose the amount of LICENSED PRODUCT(S) and LICENSED SERVICE(S) sold, the total NET SALES and NET SERVICE REVENUES of such LICENSED PRODUCT(S) and LICENSED SERVICE(S), and the running royalties due to JHU as a result of NET SALES and NET SERVICE REVENUES by Company. In lieu of sending quarterly royalty reports to JHU via mail or courier, Company may provide all required reports in electronic format to the email address specified by JHU.

4.5	Late Payments: In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the tenth day following the due date thereof, calculated at the annual rate of six percent (6%), the interest being compounded on the last day of each calendar year. Each such royalty payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of JHU to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment.

4.6	Records: The Company shall make and retain, for a period of three (3) years following the period of each report required by Paragraph 4.4, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of sales and other information required in Paragraph 4.4. Such books and records shall be in accordance with generally accepted accounting principles consistently applied. The Company shall permit the inspection and copying of such records, files and books of account by JHU or its agents during regular business hours upon ten (10) business days’ written notice to the Company. Such inspection shall not be made more than once each calendar year. All costs of such inspection and copying shall be paid by JHU, provided that if any such inspection shall reveal that an error has been made in the amount equal to five percent (5%) or more of such payment, such costs shall be borne by the Company.

May 3, 2016

4.7	Non-Arms Length Transactions: In order to insure JHU the full royalty payments contemplated hereunder, the Company agrees that in the event any LICENSED PRODUCT(S) shall be sold to an affiliated company or to a corporation, firm or association with which Company shall have any agreement, understanding or arrangement with respect to consideration (such as, among other things, an option to purchase stock or actual stock ownership, or an arrangement involving division of profits or special rebates or allowances) the royalties to be paid hereunder for such LICENSED PRODUCT(S) shall be based upon the greater of: 1) the net selling price at which the purchaser of LICENSED PRODUCT(S) resells such product to the end user, 2) the NET SERVICE REVENUE received from using the LICENSED PRODUCT(S) in providing a service, 3) the fair market value of the LICENSED PRODUCT(S) or 4) the net selling price of LICENSED PRODUCT(S) paid by the purchaser.

4.8	Method of Payment: All payments under this Agreement shall be made in U.S. Dollars by either check or wire transfer.

4.9	Payment Information. All check payments from Company to JHU shall be sent to:

Director

Johns Hopkins Technology Ventures

The Johns Hopkins University

100 N. Charles Street, 5th Floor

Baltimore, MD 21201

Reference: JHU Agreement A29889

or such other addresses which JHU may designate in writing from time to time. Checks are to be made payable to “The Johns Hopkins University”.

Wire transfers may be made through:

ACH for U.S. Payments

Johns Hopkins University Central Lockbox

Bank of America

1400 Best Plaza Drive

Richmond, VA 23227

Transit/routing/ABA number: 052001633

Account number:

Type of account: depository

CTX format is preferred; CCD+ is also accepted

Reference: JHU Tech Transfer (JHU Agreement A29889)

FED WIRE for International Payments

Johns Hopkins University Central Lockbox

Bank of America

100 West 33rd Street New York, NY 10001

SWIFT code: BOFAUS3N

Account number:

Type of account: depository

May 3, 2016

Reference: JHU Tech Transfer (JHU Agreement A29889)

Company shall be responsible for any and all costs associated with wire transfers. Company shall provide JHU with the date of wire transfer payment and ACH confirmation number upon completion of such payment.

4.10	Invoices. Any invoice for payment sent by JHU to Company may be electronically provided by e-mail service. JHU will send invoices to an e-mail address provided by Company. Company will provide JHU with any updates to this e-mail address.

5.                  PATENT MATTERS

5.1	Prosecution & Maintenance: JHU, at its sole option and discretion, shall file, prosecute and maintain all patents and patent applications specified under PATENT RIGHT(S). Title to all such patents and patent applications shall reside in JHU. JHU shall have full and complete control over all patent matters in connection therewith under the PATENT RIGHT(S).

5.2	Right to Enforce: JHU shall have the first right to enforce the PATENT RIGHTS against any infringement or alleged infringement thereof in the LICENSED FIELD OF USE.

6.                  TERM AND TERMINATION

6.1	Expiration: This term of this Agreement shall commence on the EFFECTIVE DATE and shall continue, in each country, until the date of expiration of the last to expire patent within PATENT RIGHT(S) in that country.

6.2	Termination by Company: Company may terminate this Agreement and the license granted herein, for any reason, upon giving JHU sixty (60) days written notice under Paragraph 8.1.

6.3	Termination by JHU: JHU, at its option, may terminate this Agreement and the license granted herein if Company has not made any sales of LICENSED PRODUCT(S) or LICENSED SERVICE(S) in any period of four consecutive quarters, after the initial commercial sale of the PRODUCT(S) or LICENSED SERVICE(S).

6.4	Unpaid Royalty/Reversion of Rights: Termination or expiration of this Agreement shall not affect JHU’s right to recover unpaid royalties accrued prior to termination or expiration. Upon termination or expiration of this Agreement, all rights in and to the licensed technology shall revert to JHU at no cost to JHU.

6.5	Survival: All applicable provisions, including but not limited to Paragraphs 4.1 (License Fee), 9.3 (Severability), 9.4 (Use of Name), 9.6 (Disclaimer of Warranties), 9.7 (Indemnification), 9.8 (Product Liability), 9.13 (Binding Effect) and 9.14 (Governing Law) shall survive termination or expiration of this Agreement.

May 3, 2016

7.                  DEFAULT

7.1	Default & Termination: Upon breach or default of any term or condition of this Agreement by either party, the defaulting party shall be given written notice of such default in writing by the party not in default. The defaulting party shall have a period of sixty (60) days after receipt of such notice to correct the default or breach. If the default or breach is not corrected within said sixty (60) day period, the party not in default shall have the right to terminate this Agreement.

8.                  NOTICES

8.1	Notice Information: All notices and/or other communications pertaining to this Agreement shall be in writing and sent by registered mail or certified mail, return receipt requested, or sent by overnight courier, such as Federal Express, to the parties at the following addresses or such other address as such party shall have furnished in writing to the other party in accordance with this Paragraph 8.1:

FOR JHU:
Director
Johns Hopkins Technology Ventures
The Johns Hopkins University
100 N. Charles Street, 5th Floor
Baltimore, MD 21201

Reference: JHU Agreement A29889

FOR Company:
VIRTUOSO SURGICAL, INC.
5701 Old Harding Pike; Suite 200
Nashville, TN 37205

9.                  MISCELLANEOUS

9.1	Audit: JHU shall have the right to audit any and all Company records related to this Agreement.

9.2	Assignment: This Agreement is binding upon and shall inure to the benefit of JHU, its successors and assignees and shall not be assignable to another party, except that the Company shall have the right to assign this Agreement to another party in the case of the sale or transfer by the Company of all, or substantially all, of its assets relating to the LICENSED PRODUCT(S), LICENSED SERVICE(S) or PATENT RIGHT(S), to that party.

May 3, 2016

9.3	Severability: In the event that any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement, or over any of the parties hereto to be invalid, illegal or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the parties, and if unreformable, shall be divisible and deleted in such jurisdictions; elsewhere, this Agreement shall not be affected.

9.4	Use of Name: The Company shall not use the name of The Johns Hopkins University or The Johns Hopkins Health System or any of its constituent parts, such as the Johns Hopkins Hospital or any contraction thereof or the name of Inventors in any advertising, promotional, sales literature or fundraising documents without prior written consent from an authorized representative of JHU. Company shall allow at least seven (7) business days notice of any proposed public disclosure for JHU’s review and comment or to provide written consent.

9.5	Duties of the Parties: JHU is not a commercial organization. It is an institute of research and education. Therefore, JHU has no ability to evaluate the commercial potential of any PATENT RIGHT(S), LICENSED PRODUCT(S), LICENSED SERVICE(S) or other license or rights granted in this Agreement. It is therefore incumbent upon Company to evaluate the rights and products in question, to examine the materials and information provided by JHU, and to determine for itself the validity of any PATENT RIGHT(S), its freedom to operate, and the value of any LICENSED PRODUCT(S) or LICENSED SERVICE(S) or other rights granted.

9.6	Disclaimer of Warranties: JHU does not warrant the validity of any patents or that the practice under such patents, or the manufacture, use, sale or import of LICENSED PRODUCT(S) or LICENSED SERVICE(S), shall be free from patent infringement. EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH 9.6, COMPANY AGREES THAT THE PATENT RIGHT(S) ARE PROVIDED “AS IS”, AND THAT JHU MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCTS OR LICENSED SERVICES INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. JHU DISCLAIMS ALL WARRANTIES WITH REGARD TO LICENSED PRODUCTS AND LICENSED SERVICES UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, JHU ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF JHU AND INVENTORS, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF JHU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE LICENSED PRODUCTS AND LICENSED SERVICES UNDER THIS AGREEMENT. COMPANY ASSUMES ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY ANY PRODUCT OR SERVICE MANUFACTURED, USED, OR SOLD BY COMPANY WHICH IS A LICENSED PRODUCT OR LICENSED SERVICE AS DEFINED IN THIS AGREEMENT.

May 3, 2016

9.7	Indemnification: JHU and the Inventors will have no legal liability exposure to third parties if JHU does not license the LICENSED PRODUCT(S) and LICENSED SERVICE(S), and any royalties JHU and the Inventors may receive is not adequate compensation for such legal liability exposure. Therefore, JHU requires Company to protect JHU and Inventors from such exposure to the same manner and extent to which insurance, if available, would protect JHU and Inventors. JHU and the Inventors will not, under the provisions of this Agreement or otherwise, have control over the manner in which Company or those operating for its account or third parties who purchase LICENSED PRODUCT(S) or LICENSED SERVICE(S) from any of the foregoing entities, practice the inventions of LICENSED PRODUCT(S) and LICENSED SERVICE(S). The Company shall indemnify, defend with counsel reasonably acceptable to JHU, and hold JHU, The Johns Hopkins Health Systems, their representatives including but not limited to present and former, trustees, officers, Inventors, agents, faculty, employees and students harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought as a consequence of the practice of said inventions by any of the foregoing entities, whether or not JHU or said Inventors, either jointly or severally, is/are named as a party defendant in any such lawsuit. Practice of the inventions covered by LICENSED PRODUCT(S) or LICENSED SERVICE(S) by an agent or a third party on behalf of or for the account of the Company, or by a third party who purchases LICENSED PRODUCT(S) or LICENSED SERVICE(S) from the Company, shall be considered the Company’s practice of said inventions for purposes of this Paragraph 9.7. The obligation of the Company to defend and indemnify as set out in this Paragraph 9.7 shall survive the termination of this Agreement and shall not be limited by any other limitation of liability elsewhere in the Agreement.

9.8	Product Liability: Prior to first commercial sale of any LICENSED PRODUCT(S) or LICENSED SERVICE(S) as the case may be in any particular country, Company shall establish and maintain, in each country in which Company shall sell LICENSED PRODUCT(S) or LICENSED SERVICE(S), product liability or other appropriate insurance coverage appropriate to the risks involved in marketing LICENSED PRODUCT(S) and/or LICENSED SERVICE(S) and will annually present evidence to JHU that such coverage is being maintained. Upon JHU’s request, Company will furnish JHU with a Certificate of Insurance of each product liability insurance policy obtained. JHU shall be listed as an additional insured in Company’s said insurance policies. If such Product Liability insurance is underwritten on a ‘claims made’ basis, Company agrees that any change in underwriters during the term of this Agreement will require the purchase of ‘prior acts’ coverage to ensure that coverage will be continuous throughout the term of this Agreement.

9.9	Entire Agreement: This Agreement constitutes the entire understanding between the parties with respect to the obligations of the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, writings, and discussions between the parties relating to said subject matter.

May 3, 2016

9.10	Amendment & Waiver: This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the authorized officials of the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of any other condition or term.

9.11	Binding Effect: This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

9.12	Governing Law: This Agreement shall be construed, and legal relations between the parties hereto shall be determined, in accordance with the laws of the State of Maryland applicable to contracts solely executed and wholly to be performed within the State of Maryland without giving effect to the principles of conflicts of laws. Any disputes between the parties to the Agreement shall be brought in the state or federal courts of Maryland. Both parties agree to waive their right to a jury trial.

9.13	Headings: Article headings are for convenient reference and are not a part of this Agreement. All Exhibits are incorporated herein by this reference.

9.14	Use of Name: Nothing contained in this Agreement confers any right to either party hereto to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of the other party hereto (including any contraction, abbreviation or simulation of any of the foregoing).

Unless otherwise required by law, LICENSEE is prohibited from using the name “The Johns Hopkins University” or the name of any affiliate of the Johns Hopkins University, including but not limited to The Johns Hopkins Health System Corporation, or any of its hospitals or affiliates, or the names of any of their respective faculty, employees, students or INVENTORS, in advertising, publicity, or other promotional activities, without JHU’s prior written approval of such use.

JHU may disclose to all INVENTORS the terms and conditions of this Agreement upon their request.

JHU may acknowledge to third parties the existence of this Agreement and the extent of the licenses granted to LICENSEE and AFFILIATES under Section 3 hereof, but JHU shall not disclose the financial terms of this Agreement to third parties, except where JHU is required by law to do so. LICENSEE hereby grants JHU permission to include LICENSEE’s name and a link to LICENSEE’s website in JHU’s annual reports and on JHU’s website to showcase technology transfer-related stories.

JHU shall have the right to list LICENSEE and display the logotype or symbol of LICENSEE on JHU’s website and on JHU publications as a licensee startup company based upon JHU technology.

May 3, 2016

IN WITNESS WHEREOF the respective parties hereto have executed this Agreement by their duly authorized officers on the date appearing below their signatures.

THE JOHNS HOPKINS UNIVERSITY		VIRTUOSO SURGICAL, INC.

By:	/s/ Neil Veloso	By:	/s/ C. Mark Pickrell
	Neil Veloso	Name:	C. Mark Pickrell
	Executive Director	Title:	Attorney-in-Fact
Johns Hopkins Technology Ventures

Date:	5/11/2016	Date::	5/4/2016

May 3, 2016

EXHIBIT A

LICENSE FEES and ROYALTY

1.                  LICENSE FEE

1.1	The license fee due under Paragraph 4.1 is two-thousand dollars ($2000).

1.2	In addition, COMPANY shall issue to JHU that number of shares of common stock representing five percent (5%) of the outstanding common and preferred shares on a fully diluted basis of COMPANY pursuant to an agreed upon stock purchase agreement between COMPANY and JHU. The stock purchase agreement shall contain provisions protecting JHU against dilution of its equity interest in the event the post-money valuation of any equity investment is less than two million dollars ($2,000,000), and it will also contain a provision for the piggy-back registration of common shares with any other class of stock in an initial public offering. If COMPANY proposes to sell any equity securities or securities that are convertible into equity securities of COMPANY (collectively, “Equity Securities”) in any new round of financing, then COMPANY shall offer JHU and/or its Assignee (as defined below) an opportunity to purchase either:

(i)	up to that portion of the Equity Securities that equals JHU’s then current, fully-diluted percentage ownership interest in COMPANY, or

(ii)	if the percentage offered for sale by COMPANY is less, then up to five percent (5%) of the Equity Securities offered for sale. Such offer to purchase shall be on the same terms and conditions as are offered with respect to such Equity Securities sold in such financing. For purposes of this section 7 of Exhibit A, the term “Assignee” means: (a) any entity to which JHU’s preemptive rights have been assigned either by JHU or by another entity, or (b) any entity that is controlled by JHU.

2.                  EARNED ROYALTY

2.1	Annual Earned Royalty. COMPANY shall pay an annual EARNED ROYALTY as follows:

2.1.1       Four percent (4%) of the sum of NET REVENUES.

2.2	Royalty Stacking. If COMPANY is required to pay running royalties on any patent rights not licensed hereunder (“Other Royalties”) in order to make, use or sell a particular LICENSED PRODUCT or LICENSED SERVICE, COMPANY shall be entitled to credit half (50%) of such Other Royalties against the Earned Royalty due, but the Earned Royalties shall not be reduced below fifty percent (50%) of those that would otherwise be due JHU for that LICENSED PRODUCT or LICENSED SERVICE.

May 3, 2016

2.3	Least Developed Countries. EARNED ROYALTY shall not be due and payable to JHU on NET REVENUES generated from: (i) LICENSED PRODUCTS sold in Least Developed Countries as defined by the United Nations Country Classification in the most recent United Nations’ publication “Statistical Annex” (“LEAST DEVELOPED COUNTRIES”); or (ii) LICENSED PRODUCTS sold to the Public Sector providing LICENSED PRODUCTS at a Cost-Based Price in such Least Developed Countries, but only if COMPANY sells such LICENSED PRODUCTS at COMPANY’s cost of production thereof.

3.                  MINIMUM ANNUAL ROYALTIES

3.1	The minimum annual royalties pursuant to the Agreement are:

1st anniversary of the EFFECTIVE DATE and each subsequent anniversary of the EFFECTIVE DATE during the term:

Three-thousand dollars ($3000)

3.2	Earned Royalties payable for each calendar year are creditable on a non-cumulative basis against MINIMUM ANNUAL ROYALTIES for that year only.

4.                  LIQUIDITY EVENT

4.1	COMPANY will pay JHU a fee equal one percent (1%) of the Aggregate Consideration received by the COMPANY, or the total amount received by stockholders of COMPANY, upon the occurrence of a Liquidity Event. Such fee shall be paid after only the first to occur of either a Liquidation Event or an Initial Public Offering. The respective fees, when and if payable, shall be paid upon closing; except that if there are additional contingent amounts (“Trailing Consideration”) payable upon the occurrence of subsequent events, then the Trailing Consideration shall be due and payable to JHU within thirty (30) days after receipt thereof by COMPANY.

4.2	For a Liquidity Event, the fee required under Section 4.1 of this Exhibit A above shall be payable to JHU by COMPANY in the same form as the proceeds paid or payable to either COMPANY or its security holders, whether in cash, securities or other property, and in the same proportion as such form of consideration is paid or payable to COMPANY or its security holders. Notwithstanding the foregoing, in the event the form of consideration paid or payable includes securities for which there is not an active public market, in lieu of paying that portion of the fee with such securities COMPANY will make a cash payment to JHU equal to the fair market value of such securities. The valuation of such securities shall be determined in accordance with the definition of “Aggregate Consideration” set forth below.

4.3	For an Initial Public Offering, the fee shall be payable in the form of cash, and shall be based upon the Pre Money Valuation.

May 3, 2016

4.4	“Aggregate Consideration” means the amount equal to:

4.4.1	In the case of an Asset Sale, the sum of: (a) all cash, and the fair market value of all securities or other property transferred to COMPANY at the time of the transaction, less all current and long-term liabilities (but not contingent liabilities) of COMPANY that are not discharged or assumed by the buyer (or its affiliates) in connection with the Asset Sale; and (b) all cash, and the fair market value of all securities and other property for Trailing Consideration payable to COMPANY, when and if actually paid; or

4.4.2	In the case of a Merger or Stock Sale, the sum of: (a) all cash, and the fair market value of all securities and other property transferred to the stockholders of COMPANY (and any option holders or warrant holders) in return for their stock (or options or warrants) in COMPANY at the time of the transaction, and (b) all cash, and the fair market value of all securities and other property transferred to the stockholders of COMPANY (and any option holders or warrant holders) for Trailing Consideration payable to the holders of COMPANY’s securities, when and if actually paid.

4.4.3	The valuation of any securities or other property shall be determined by reference to the operative transaction agreement for a respective Merger, Stock Sale or Asset Sale, provided that, if no such valuation is readily determinable from such operative transaction agreement, then for securities for which there is an active public market:

(a)	If traded on a securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty day (30) period ending three (3) days prior to the closing of such transaction; or

(b)	If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty day (30) period ending three (3) days prior to the closing of such transaction.

(c)	The method of valuation of securities subject to investment letters or other similar restrictions on free marketability shall take into account an appropriate discount from the market value as determined pursuant to clause (a) or (b) above so as to reflect the approximate fair market value thereof.

(d)	For securities for which there is no active public market, the value shall be the fair market value thereof as either: (i) determined in good faith by the Board of Directors of COMPANY; (ii) approved by JHU, such approval not to be unreasonably withheld; or (iii) determined by a third party appraiser appointed and paid for by COMPANY.

May 3, 2016

4.5	“Pre-Money Valuation” means the amount equal to the product of: (i) the price per share of common stock sold in the Initial Public Offering, and (ii) the total number of outstanding shares of common stock of COMPANY immediately prior to the closing of the Initial Public Offering, determined on a fully diluted, as converted into common stock basis, giving effect to any stock split, stock dividend, stock combination, recapitalization or similar action impacting COMPANY’s capitalization that occurs, or is deemed to occur, upon consummation of the Initial Public Offering.

May 3, 2016

EXHIBIT B

QUARTERLY SALES & ROYALTY REPORT

FOR NON-EXCLUSIVE LICENSE AGREEMENT A29889

BETWEEN

VIRTUOSO SURGICAL, INC. AND THE JOHNS HOPKINS UNIVERSITY

EFFECTIVE DATE OF AGREEMENT _________________

FOR PERIOD OF _________ TO _________

TOTAL ROYALTIES DUE FOR THIS PERIOD$_________

Product ID No.	PRODUCT NAME	*JHU REF No.	pt COMMERCIAL SALE DATE	TOTAL NE SALES/SERVICES	Royalty Rate	Amount Due

* Please provide the JHU Ref. C04873

This report format is to be used to report quarterly royalty statements to JHU. It should be placed on Company letterhead and accompany any royalty payments due for the reporting period. This report shall be submitted even if no sales are reported.

May 3, 2016

EXHIBIT C

JHU Ref Number	Technology Title	Inventors	Country/#
C04873	Active Cannulas for Bio-sensing and Surgical Intervention	Allison M. Okamura Noah J. Cowan Robert James Webster, III Russell H. Taylor	Japan 2008-541319
C04873	Active Cannulas for Bio-sensing and Surgical Intervention	Allison M. Okamura Noah J. Cowan Robert James Webster, III Russell H. Taylor	European Patent Office 06844376.1
C04873	Active Cannulas for Bio-sensing and Surgical Intervention	Allison M. Okamura Noah J. Cowan Robert James Webster, III Russell H. Taylor	Canada 2,630,061
C04873	Active Cannulas for Bio-sensing and Surgical Intervention	Allison M. Okamura Noah J. Cowan Robert James Webster, III Russell H. Taylor	Japan 2012-139088 5550682
C04873	Active Cannulas for Bio-sensing and Surgical Intervention	Allison M. Okamura Noah J. Cowan Robert James Webster, III Russell H. Taylor	Japan 2015-094824
C04873	Active Cannulas for Bio-sensing and Surgical Intervention	Allison M. Okamura Noah J. Cowan Robert James Webster, III Russell H. Taylor	Japan 2014-000372
C04873	Active Cannulas for Bio-sensing and Surgical Intervention	Allison M. Okamura Noah J. Cowan Robert James Webster, III Russell H. Taylor	China 200680050046.8 ZL 200680050046.8
C04873	Active Cannulas for Bio-sensing and Surgical Intervention	Allison M. Okamura Noah J. Cowan Robert James Webster, III Russell H. Taylor	United States 8,152,756
C04873	Active Cannulas for Bio-sensing and Surgical Intervention	Allison M. Okamura Noah J. Cowan Robert James Webster, III Russell H. Taylor	United States 8,715,226